Exhibit 99.1
VSE Corporation Announces Second Quarter 2021 Results

ALEXANDRIA, Va., July 28, 2021 - VSE Corporation (NASDAQ: VSEC, "VSE", or the "Company"), a leading provider of aftermarket distribution and maintenance, repair and overhaul (MRO) services for land, sea and air transportation assets for government and commercial markets, today announced results for the second quarter 2021.

SECOND QUARTER 2021 RESULTS
(As compared to the Second Quarter 2020)

▪Total Revenues of $175.1 million increased 3.8%
▪GAAP Net Loss of $(12.4) million vs. $(22.6) million
▪Adjusted Net Income of $7.7 million increased 16.0%
▪Adjusted EBITDA of $18.9 million increased 9.5%

For the three months ended June 30, 2021, the Company reported total revenue of $175.1 million, versus $168.7 million for the same period ended 2020. Excluding the divestiture of CT Aerospace and a non-recurring order for pandemic-related personal protective equipment (PPE) in the second quarter 2020, total revenue increased 18.1% on a year-over-year basis in the second quarter 2021. The Company reported adjusted net income of $7.7 million or $0.60 per adjusted diluted share, compared to $6.6 million or $0.60 per adjusted diluted share in the prior-year period. Adjusted EBITDA increased to $18.9 million in the second quarter 2021, versus $17.2 million for the same period in 2020.

Aviation segment revenue increased 52.3% on a year-over-year basis, excluding the divestiture of CT Aerospace. Aviation segment growth was driven by improved demand within distribution and repair markets, share gains within the business and general aviation (B&GA) market, and initial contributions from recently announced contract wins. Aviation distribution and repair revenue increased 85% and 13%, respectively, in the second quarter 2021 versus the prior-year period, with distribution currently operating above pre-pandemic levels. Fleet segment revenue increased 12.2% on a year-over-year basis, excluding a non-recurring order for pandemic-related PPE sold in the prior-year period. Fleet segment growth was driven by higher commercial fleet and e-commerce fulfillment sales, offsetting a modest decline in U.S. Postal Service-related revenue. Federal & Defense segment revenue increased 6.5% on a year-over-year basis, as contributions from the acquisition of HAECO Special Services during the quarter more than offset the completion of a DoD program.

In the second quarter, VSE recognized an increase to its inventory valuation reserve, resulting in a non-cash $24.4 million pre-tax loss primarily associated with Aviation segment inventory purchased before 2019. The reserve is primarily driven by the significant decline in global air travel related to the COVID-19 pandemic that resulted in lower demand for certain aviation products in international regions. VSE does not anticipate lower international demand to materially impact the recovery of the Aviation segment. At this time, the Company does not anticipate any further material inventory reserve adjustments.

STRATEGY UPDATE

VSE continued to successfully execute on a multi-year business transformation and growth plan during the second quarter. The management team remains focused on accelerating the business transformation through new business wins, product and service line expansions, and accretive, bolt-on acquisitions.

▪Executed on revenue diversification strategy within higher-margin, under-served markets. During the past two years, the company has narrowed its strategic focus to higher-margin, value-added market opportunities that leverage its unique value proposition. Within the Aviation segment, this focus led to the creation of a comprehensive B&GA product and service offering. Within the Fleet segment, an increased focus on aftermarket parts distribution within commercial and e-commerce channels has served to diversify its revenue mix beyond the legacy U.S. Postal Service relationship. In the Federal & Defense segment, increased focus has been placed on developing a more sophisticated on- and off-base service offering capable of providing both on-demand and scheduled maintenance to support the U.S. government and allied foreign militaries.

▪Aviation segment commenced deliveries on $1 billion engine accessories distribution agreement. During the second quarter, VSE commenced deliveries on a previously announced, 15-year distribution agreement valued at approximately $1.0 billion with Pratt & Whitney Canada. Under the terms of the agreement, VSE will be the distributor for more than 6,000 flight-critical components across more than 100 B&GA and regional jet engine platforms.

▪Aviation segment acquired leading B&GA airframe distribution and MRO company. On July 26, 2021, VSE announced the acquisition of Global Parts Group, Inc. (Global Parts), a leading provider of B&GA distribution and MRO services, for $38 million. Strategically, the acquisition expands VSE’s existing B&GA focus to include the entire airframe, including accessories, landing gear, rotables, power supplies, wheels, brakes and windows. This acquisition further diversifies VSE's existing product and platform offerings, while expanding its customer base of regional and global B&GA customers. Global Parts generated approximately $65 million in total revenue in the full-year 2020.

▪Fleet segment expanded commercial distribution capabilities. Total commercial revenue, which excludes U.S. Postal Service and Government-related revenue, increased 107% in the second quarter 2021 as compared to the same period in 2020, driven by increased sales in e-commerce fulfillment and commercial fleet channels. Commercial revenue represented 30% of total Fleet revenue in the second quarter 2021, versus 16% in the prior-year period when excluding the non-recurring PPE order.

▪Federal & Defense segment launched Aircraft Maintenance & Modernization division. Leveraging expertise acquired through the HAECO Special Services acquisition, VSE launched a division dedicated to providing on and off-base maintenance and modification services to government customers that include scheduled and unscheduled maintenance checks, contract field team technical services, avionic and structural modifications, and upgrades and conversions for government and military aircraft.

MANAGEMENT COMMENTARY

“We continued to advance our business transformation and revenue diversification strategy during the second quarter. VSE continued to gain market share in niche, higher-margin verticals, while capitalizing on gaps within under-served, fragmented markets where our technical expertise and integrated suite of solutions remain key competitive advantages,” stated John Cuomo, President and CEO of VSE Corporation. "We anticipate a continued recovery in Aviation segment performance in the coming year, supported by recent contract wins, product and service line expansions, inorganic growth and improved operating efficiencies. Aviation distribution revenue exceeded pre-pandemic levels during the second quarter, while repair activity continues to improve.”

“The acquisition of Global Parts further solidifies our position as a leading distribution and MRO services provider within the business jet market,” continued Cuomo. “This transaction expands VSE Aviation’s B&GA support capabilities beyond existing engine, avionics and satellite communications to include the airframe, resulting in the creation of a more comprehensive parts distribution and MRO solutions provider for our global base of business jet customers. The acquisition of Global Parts is immediately accretive to our Aviation segment.”

“Our Fleet segment continued to experience strong growth within commercial distribution and e-commerce fulfillment during the second quarter, resulting in an increasingly diverse revenue mix that extends beyond our legacy USPS business,” continued Cuomo. “Our Federal & Defense business performed on-plan, with both bookings and backlog increasing on a year-over-year basis during the second quarter. The recent launch of our Aircraft Maintenance and Modernization division represents an exciting opportunity to leverage the technical expertise acquired through the HAECO Special Services transaction, one that has the potential to support a higher-margin book of business within our Federal & Defense segment.”

“Disciplined balance sheet management remains a key area of focus for our team,” stated Stephen Griffin, CFO of VSE Corporation. “Over the near to medium term, we expect working capital investments in new program inventory to drive incremental revenue and EBITDA, resulting in a decline in net leverage at or below historical levels by year-end 2022.”

“The update to our inventory valuation reserves in the second quarter takes into consideration important regional pandemic-related market dynamics, primarily related to Aviation inventory for distribution agreements entered into before 2019. This reserve change incorporates lower expected demand for certain inventory supporting international customers impacted by the COVID-19 pandemic. Importantly, it does not materially alter our outlook for the Aviation segment where our distribution business revenue exceeded pre-pandemic levels during the second quarter, and it does not affect any of our recent investments in new, high-performing customer programs.”

“In July, we amended and extended our existing loan agreement with our commercial banking syndicate,” continued Griffin. “This amendment extends the maturity of our existing arrangement to 2024, while providing the flexibility to further our business transformation and pursue immediately accretive strategic acquisitions.”

SEGMENT RESULTS

AVIATION
Distribution & MRO Services

VSE’s Aviation segment provides aftermarket MRO and distribution services to commercial, cargo, business and general aviation, military/defense and rotorcraft customers globally. Core services include parts distribution, component and engine accessory MRO services, rotable exchange and supply chain services.

VSE Aviation segment revenue increased 52.3% year-over-year to $47.5 million in the second quarter 2021, less contributions from the divested CT Aerospace assets in the second quarter 2021. The year-over-year revenue improvement was attributable to a domestic recovery in post-pandemic air travel, and contributions from recently announced contract wins and market share gains, particularly within the B&GA market. The Aviation segment recorded an operating loss of $(22.3) million in the second quarter, versus an operating loss of $(34.4) million in the prior-year period. Segment Adjusted EBITDA increased to $4.0 million in the second quarter 2021, versus $1.2 million in the prior-year period.

FLEET
Distribution & Fleet Services

VSE's Fleet segment provides parts, inventory management, e-commerce fulfillment, logistics, supply chain support and other services to support the commercial aftermarket medium- and heavy-duty truck market, the United States Postal Service (USPS), and the United States Department of Defense. Core services include parts distribution, sourcing, proprietary IT solutions, customized fleet logistics, warehousing, kitting, just-in-time supply chain management, alternative product sourcing, engineering and technical support.

VSE Fleet segment revenue increased 12.2% year-over-year to $58.1 million in the second quarter 2021, excluding a non-recurring order for pandemic-related protective equipment fulfilled in the prior-year period. Revenues from commercial customers increased approximately $9.1 million or 107%, driven by growth in commercial fleet demand and the e-commerce fulfillment business. The operating income decline of (43.0)% year-over-year to $4.0 million in the second quarter 2021 is due to sales mix-related factors, resulting in a segment Adjusted EBITDA decline of (26.5)% year-over-year to $7.0 million.

FEDERAL & DEFENSE
Logistics & Sustainment Services

VSE's Federal & Defense segment provides aftermarket MRO and logistics services to improve operational readiness and extend the life cycle of military vehicles, ships and aircraft for the U.S. Armed Forces, federal agencies and international defense customers. Core services include base operations support, procurement, supply chain management, vehicle, maritime and aircraft sustainment services, IT services and energy consulting.

VSE Federal & Defense segment revenue increased 6.5% year-over-year to $69.5 million in the second quarter 2021, driven by growth in maritime services and the contributions from the HAECO Special Services business. Operating income grew 3.4% year-over-year to $7.0 million in the second quarter, while Adjusted EBITDA grew 7.8% year-over-year to $8.1 million in the period. VSE Federal & Defense second quarter bookings increased 138% year-over-year to $107 million. Funded backlog increased 31% year-over-year to $224 million.

FINANCIAL RESOURCES AND LIQUIDITY

As of June 30, 2021, the Company had $140 million in cash and unused commitment availability under its $350 million revolving credit facility maturing in 2024. The Company’s existing credit facility includes a $100 million accordion provision, subject to customary lender commitment approvals. As of June 30, 2021, VSE had total net debt outstanding of $275 million, and $69.7 million of trailing-twelve months Adjusted EBITDA.

SECOND QUARTER RESULTS

(in thousands, except per share data)
	Three months ended June 30,			Six months ended June 30,
	2021	2020	% Change	2021	2020	% Change
Revenues	$175,112	$168,715	3.8%	$340,093	$346,133	(1.7)%
Operating loss	$(12,714)	$(21,910)	(42.0)%	$(3,111)	$(12,176)	(74.4)%
Net loss	$(12,366)	$(22,624)	(45.3)%	$(7,255)	$(19,292)	(62.4)%
EPS (Diluted)	$(0.97)	$(2.05)	(52.7)%	$(0.59)	$(1.75)	(66.3)%

SECOND QUARTER SEGMENT RESULTS

The following is a summary of revenues and operating income (loss) for the three and six months ended June 30, 2021 and June 30, 2020:

(in thousands)	Three months ended June 30,			Six months ended June 30,
	2021	2020	% Change	2021	2020	% Change
Revenues:
Aviation	$47,515	$32,221	47.5%	$91,886	$90,301	1.8%
Fleet	58,057	71,222	(18.5)%	112,804	124,426	(9.3)%
Federal & Defense	69,540	65,272	6.5%	135,403	131,406	3.0%
Total Revenues	$175,112	$168,715	3.8%	$340,093	$346,133	(1.7)%

Operating (loss) income:
Aviation	$(22,272)	$(34,387)	(35.2)%	$(22,604)	$(36,267)	(37.7)%
Fleet	4,000	7,014	(43.0)%	9,741	13,920	(30.0)%
Federal & Defense	6,999	6,772	3.4%	12,024	11,696	2.8%
Corporate/unallocated expenses	(1,441)	(1,309)	10.1%	(2,272)	(1,525)	49.0%
Operating loss	$(12,714)	$(21,910)	(42.0)%	$(3,111)	$(12,176)	(74.4)%

The Company reported $3.0 million and $5.2 million of total capital expenditures for three and six months ended June 30, 2021, respectively.

NON-GAAP MEASURES

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains Non-GAAP financial measures. These measures provide useful information to investors, and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures is included in the supplemental schedules attached.

NON-GAAP FINANCIAL INFORMATION

Reconciliation of Adjusted Net Income and Adjusted EPS to Net Loss

(in thousands)	Three months ended June 30,			Six months ended June 30,
	2021	2020	% Change	2021	2020	% Change
Net Loss	$(12,366)	$(22,624)	(45.3)%	$(7,255)	$(19,292)	(62.4)%
Adjustments to Net Loss:
Acquisition related costs	236	—	—%	546	—	—%
Earn-out adjustment	—	(1,700)	—%	—	(1,399)	—%
Loss on sale of a business entity and certain assets	—	678	—%	—	8,214	—%
Gain on sale of property	—	—	—%	—	(1,108)	—%
Severance	—	739	—%	—	739	—%
Goodwill and intangible impairment	—	33,734	—%	—	33,734	—%
Executive transition costs	905	—	—%	905	—	—%
Inventory reserve	24,420	—	—%	24,420	—	—%
	13,195	10,827	21.9%	18,616	20,888	(10.9)%
Tax impact of adjusted items	(5,541)	(4,230)	—%	(5,619)	(4,466)	—%
Adjusted Net Income	$7,654	$6,597	16.0%	$12,997	$16,422	(20.9)%
Weighted Average Dilutive Shares	12,702	11,041	—%	12,391	11,021	—%
Adjusted EPS (Diluted)	$0.60	$0.60	—%	$1.05	$1.49	(29.5)%

Reconciliation of Consolidated EBITDA and Adjusted EBITDA to Net Loss

(in thousands)	Three months ended June 30,			Six months ended June 30,
	2021	2020	% Change	2021	2020	% Change
Net Loss	$(12,366)	$(22,624)	(45.3)%	$(7,255)	$(19,292)	(62.4)%
Interest Expense	2,666	3,072	(13.2)%	5,696	6,558	(13.1)%
Income Taxes	(3,014)	(2,358)	27.8%	(1,552)	558	(378.1)%
Amortization of Intangible Assets	4,603	4,464	3.1%	8,891	9,187	(3.2)%
Depreciation and Other Amortization	1,424	1,231	15.7%	2,784	2,752	1.2%
EBITDA	(6,687)	(16,215)	(58.8)%	8,564	(237)	(3,713.5)%
Acquisition related costs	236	—	—%	546	—	—%
Earn-out adjustment	—	(1,700)	—%	—	(1,399)	—%
Loss on sale of a business entity and certain assets	—	678	—%	—	8,214	—%
Gain on sale of property	—	—	—%	—	(1,108)	—%
Severance	—	739	—%	—	739	—%
Goodwill and intangible impairment	—	33,734	—%	—	33,734	—%
Executive transition costs	905	—	—%	905	—	—%
Inventory reserve	24,420	—	—%	24,420	—	—%
Adjusted EBITDA	$18,874	$17,236	9.5%	$34,435	$39,943	(13.8)%

Reconciliation of Segment EBITDA and Adjusted EBITDA to Operating Income (Loss)

(in thousands)	Three months ended June 30,			Six months ended June 30,
	2021	2020	% Change	2021	2020	% Change
Aviation
Operating Loss	$(22,272)	$(34,387)	(35.2)%	$(22,604)	$(36,267)	(37.7)%
Depreciation and Amortization	2,554	2,472	3.3%	5,108	5,538	(7.8)%
EBITDA	(19,718)	(31,915)	(38.2)%	(17,496)	(30,729)	(43.1)%
Earn-out adjustment	—	(1,700)	—%	—	(1,399)	—%
Loss on sale of a business entity and certain assets	—	678	—%	—	8,214	—%
Gain on sale of property	—	—	—%	—	(1,108)	—%
Severance	—	382	—%	—	382	—%
Goodwill and intangible asset impairment	—	33,734	—%	—	33,734	—%
Inventory reserve	23,727	—	—%	23,727	—	—%
Adjusted EBITDA	$4,009	$1,179	240.0%	$6,231	$9,094	(31.5)%

Fleet
Operating Income	$4,000	$7,014	(43.0)%	$9,741	$13,920	(30.0)%
Depreciation and Amortization	2,348	2,572	(8.7)%	4,688	5,244	(10.6)%
EBITDA	$6,348	$9,586	(33.8)%	$14,429	$19,164	(24.7)%
Inventory reserve	693	—	—%	693	—	—%
Adjusted EBITDA	$7,041	$9,586	(26.5)%	$15,122	$19,164	(21.1)%

Federal & Defense
Operating Income	$6,999	$6,772	3.4%	$12,024	$11,696	2.8%
Depreciation and Amortization	1,124	649	73.2%	1,878	1,388	35.3%
EBITDA	$8,123	$7,421	9.5%	$13,902	$13,084	6.3%
Severance	—	112	—%	—	112	—%
Adjusted EBITDA	$8,123	$7,533	7.8%	$13,902	$13,196	5.4%

Reconciliation of Operating Cash to Free Cash Flow

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2021	2020	2021	2020
Net cash (used in) provided by operating activities	$(17,601)	$16,050	$(53,968)	$22,808
Capital expenditures	(3,049)	(1,104)	(5,158)	(1,828)
Free cash flow	$(20,650)	$14,946	$(59,126)	$20,980

Reconciliation of Debt to Net Debt

	June 30,	December 31,
(in thousands)	2021	2020
Principal amount of debt	$276,983	$253,461
Debt issuance costs	(1,776)	(2,368)
Cash and cash equivalents	(337)	(378)
Net debt	$274,870	$250,715

The non-GAAP Financial Information set forth in this document is not calculated in accordance with U.S. generally accepted accounting principles ("GAAP") under SEC Regulation G. We consider Adjusted Net Income, Adjusted EPS (Diluted), EBITDA, Adjusted EBITDA, net debt and free cash flow as non-GAAP financial measures and important indicators of performance and useful metrics for management and investors to evaluate our business' ongoing operating performance on a consistent basis across reporting periods. These non-GAAP financial measures, however, should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP. Adjusted Net Income represents Net Income adjusted for acquisition-related costs including any earn-out adjustments, loss on sale of a business entity and certain assets, gain on sale of property, other discrete items, and related tax impact. Adjusted EPS (Diluted) is computed by dividing net income, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding. EBITDA represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization. Adjusted EBITDA represents EBITDA (as defined above) adjusted for discrete items as identified above. Net debt is defined as total debt less cash and cash equivalents. Free cash flow represents operating cash flow less capital expenditures.

CONFERENCE CALL

A conference call will be held Thursday, July 29, 2021 at 8:30 A.M. EST to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of VSE’s website at https://ir.vsecorp.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:	(877) 407-0789
International Live:	(201) 689-8562

To listen to a replay of the teleconference through August 12, 2021:

Domestic Replay:	(877) 407-0789
International Replay:	(201) 689-8562
Replay PIN Number:	13721137

ABOUT VSE CORPORATION

VSE is a leading provider of aftermarket distribution and repair services for land, sea and air transportation assets for government and commercial markets. Core services include maintenance, repair and overhaul (MRO) services, parts distribution, supply chain management and logistics, engineering support, and consulting and training services for global commercial, federal, military and defense customers. VSE also provides information technology and energy consulting services. For additional information regarding VSE’s services and products, visit us at www.vsecorp.com.

Please refer to the Form 10-Q that will be filed with the Securities and Exchange Commission (SEC) on or about July 29, 2021 for more details on our second quarter 2021 results. Also, refer to VSE’s Annual Report on Form 10-K for the year ended December 31, 2020 for further information and analysis of VSE’s financial condition and results of operations. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings for additional discussion about the status of customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short- and long-term business challenges and opportunities.

FORWARD LOOKING STATEMENTS

This document contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause VSE’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this document. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that actual results will not differ materially from these expectations. “Forward-looking” statements, as such term is defined by the Securities Exchange Commission (the “SEC”) in its rules, regulations and releases, represent our expectations or beliefs, including, but not limited to, statements concerning our operations, economic performance, financial condition, the impact of widespread health developments, such as the ongoing COVID-19 outbreak, the health and economic impact thereof, and the governmental, commercial, consumer and other responses thereto, growth and acquisition strategies, investments and future operational plans. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “forecast,” “seek,” “plan,” “predict,” “project,” “could,” “estimate,” “might,” “continue,” “seeking” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including, but not limited to, the uncertainty surrounding the ongoing COVID-19 outbreak and the other factors identified in our reports filed or expected to be filed with the SEC including our Annual Report on Form 10-K for the year ended December 31, 2020. All forward-looking statements made herein are qualified by these cautionary statements and risk factors and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned not to place undue reliance on these forward looking-statements, which reflect management's analysis only as of the date hereof. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

INVESTOR CONTACT

Noel Ryan
(720) 778-2415
investors@vsecorp.com

VSE Corporation and Subsidiaries

Unaudited Consolidated Balance Sheets
(in thousands except share and per share amounts)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$337	$378
Receivables, net	78,322	55,471
Unbilled receivables, net	30,718	22,358
Inventories, net	274,598	253,422
Other current assets	32,255	23,328
Total current assets	416,230	354,957

Property and equipment, net	40,086	36,363
Intangible assets, net	102,005	103,595
Goodwill	238,126	238,126
Operating lease right-of-use asset	24,149	20,515
Other assets	29,624	26,525
Total assets	$850,220	$780,081

Liabilities and Stockholders' equity
Current liabilities:
Current portion of long-term debt	$13,816	$20,379
Accounts payable	63,804	72,682
Accrued expenses and other current liabilities	53,983	45,172
Dividends payable	1,143	995
Total current liabilities	132,746	139,228

Long-term debt, less current portion	261,391	230,714
Deferred compensation	18,267	16,027
Long-term lease obligations under operating leases	25,044	22,815
Deferred tax liabilities	11,245	14,897
Other long-term liabilities	33	83
Total liabilities	448,726	423,764

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.05 per share, authorized 15,000,000 shares; issued and outstanding 12,704,165 and 11,055,037, respectively	635	553
Additional paid-in capital	85,844	31,870
Retained earnings	315,555	325,097
Accumulated other comprehensive loss	(540)	(1,203)
Total stockholders' equity	401,494	356,317
Total liabilities and stockholders' equity	$850,220	$780,081

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Loss
(in thousands except share and per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2021	2020	2021	2020
Revenues:
Products	$84,463	$85,747	$163,043	$162,089
Services	90,649	82,968	177,050	184,044
Total revenues	175,112	168,715	340,093	346,133

Costs and operating expenses:
Products	101,325	76,522	172,037	142,049
Services	80,848	73,932	161,188	164,690
Selling, general and administrative expenses	1,050	1,295	1,088	1,543
Amortization of intangible assets	4,603	4,464	8,891	9,187
Total costs and operating expenses	187,826	156,213	343,204	317,469

	(12,714)	12,502	(3,111)	28,664

Loss on sale of a business entity and certain assets	—	(678)	—	(8,214)
Gain on sale of property	—	—	—	1,108
Goodwill and intangible asset impairment	—	(33,734)	—	(33,734)

Operating loss	(12,714)	(21,910)	(3,111)	(12,176)

Interest expense, net	2,666	3,072	5,696	6,558

Loss before income taxes	(15,380)	(24,982)	(8,807)	(18,734)

Provision for income taxes	(3,014)	(2,358)	(1,552)	558

Net loss	$(12,366)	$(22,624)	$(7,255)	$(19,292)

Basic loss per share	$(0.97)	$(2.05)	$(0.59)	$(1.75)

Basic weighted average shares outstanding	12,702,366	11,041,235	12,391,166	11,020,720

Diluted loss per share	$(0.97)	$(2.05)	$(0.59)	$(1.75)

Diluted weighted average shares outstanding	12,702,366	11,041,235	12,391,166	11,020,720

Dividends declared per share	$0.09	$0.09	$0.18	$0.18

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Cash Flows
(in thousands)

	For the six months ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(7,255)	$(19,292)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	12,267	12,403
Deferred taxes	(3,872)	(2,980)
Stock-based compensation	2,256	1,313
Loss on sale of a business entity and certain assets	—	8,214
Gain on sale of property and equipment	—	(1,000)
Goodwill and intangible asset impairment	—	33,734
Earn-out obligation fair value adjustment	—	(1,399)
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables	(17,558)	4,588
Unbilled receivables	(4,378)	193
Inventories	(20,737)	(19,884)
Other current assets and noncurrent assets	(16,693)	(8,320)
Accounts payable and deferred compensation	(8,017)	11,512
Accrued expenses and other current and noncurrent liabilities	10,019	3,726

Net cash (used in) provided by operating activities	(53,968)	22,808

Cash flows from investing activities:
Purchases of property and equipment	(5,158)	(1,828)
Proceeds from the sale of property and equipment	14	2,424
Collections on notes receivable	1,138	838
Proceeds from the sale of a business entity and certain assets	—	19,915
Cash paid for acquisitions, net of cash acquired	(14,785)	—

Net cash (used in) provided by investing activities	(18,791)	21,349

Cash flows from financing activities:
Borrowings on loan agreement	258,497	235,118
Repayments on loan agreement	(234,976)	(244,843)
Proceeds from offerings of common stock, net of underwriters discounts and issuance costs	52,017	—
Earn-out obligation payments	—	(31,701)
Payment of debt financing costs	—	(636)
Payments of taxes for equity transactions	(681)	(635)
Dividends paid	(2,139)	(1,981)

Net cash provided by (used in) financing activities	72,718	(44,678)

Net decrease in cash and cash equivalents	(41)	(521)
Cash and cash equivalents at beginning of period	378	734
Cash and cash equivalents at end of period	$337	$213